EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Intcomex, Inc.’s owns 100% of all principal subsidiaries as of December 31, 2010, including the following:

	Subsidiary Name	Jurisdiction
1.	Intcomex Holdings, LLC	Delaware
2.	Intcomex International Holdings Cooperatief U.A.	Netherlands
3.	Intcomex Holdings SPC-I, LLC	Delaware and Mexico (dually-formed)
4.	Centel S.A. de C.V.	Mexico
5.	IFC International, LLC	Delaware
6.	Software Brokers of America, Inc.	Florida
7.	Accvent LLC	Florida
8.	FORZA Power Technologies LLC	Florida
9.	KLIP Xtreme LLC	Florida
10.	NEXXT Solutions LLC	Florida
11.	IXLA Holdings, Ltd.	Cayman Islands
12.	Intcomex Latin America Finance Corp.	Cayman Islands
13.	Intcomex Argentina S.R.L.	Argentina
14.	Intcomex S.A.	Chile
15.	Intcomex Iquique S.A.	Chile
16.	Intcomex del Ecuador, S.A.	Ecuador
17.	Hurricane Systems, S.A.	Ecuador
18.	Intcomex Colombia LTDA	Colombia
19.	Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.	Costa Rica
20.	Intcomex El Salvador, S.A.	El Salvador
21.	Intcomex de Guatemala, S.A.	Guatemala
22.	Intcomex Jamaica Ltd.	Jamaica
23.	Intcomex de las Americas, S.A.	Panama
24.	Computación Monrenca Panama, S.A.	Panama
25.	Intcomex Peru, S.A.C.	Peru
26.	Pontix Trading S.A. (inactive)	Uruguay
27.	Compañía de Servicios IMSC, S. de R.L. de C.V.	Mexico
28.	T.G.M., S.A.	Uruguay
29.	Latin CAS, S.D.	El Salvador
30.	Latin Service, S.A.	Guatemala